EXHIBIT 15.2

Commerce & Finance Law Offices

23/F, Building A, CASC Plaza, Haide 3rd Road Nanshan District, Shenzhen 518067, China

Tel: +86 755 8351 7570     Fax: +86 755 8351 5502

Email: shenzhenfs@tongshang.com       Web: www.tongshang.com

May 16, 2022

To

Meten Holding Group Ltd. (the “Company”)

3rd Floor, Tower A

Tagen Knowledge & Innovation Center

2nd Shenyun West Road, Nanshan District

Shenzhen, Guangdong Province 518000

People’s Republic of China

Dear Mesdames/Sirs,

We consent to the references to our firm under the headings “Item 3. Key Information—D. Risk Factors—Risks Related to Our Corporate Structure—If the PRC government finds that the contractual arrangements that establish the structure for our business operations do not comply with applicable PRC laws and regulations, we could be subject to severe penalties or be forced to relinquish our interests in those operations.”, “Item 3. Key Information—D. Risk Factors—Risks Related to Our Business and Operations in the ELT Markets—Certain of the operating entities’ teachers do not possess teaching qualifications, which may be subject to penalty under the relevant PRC laws and regulations. The operating entities’ failure to comply with these requirements may result in material and adverse effect on their business, results of operations and prospects.”, “Item 3. Key Information—D. Risk Factors—Risks Related to Doing Business in China—The approval and/or other requirements of the CSRC, CAC or other PRC governmental authorities may be required in connection with an offering under PRC rules, regulations or policies, and, if required, we cannot predict whether or how soon we will be able to obtain such approval.”, “Item 4. Information on the Company—C. Organizational Structure—Contractual Arrangements with the VIEs and their Shareholders” in Meten Holding Group Ltd.’s Annual Report on Form 20-F for the year ended December 31, 2021 (the “Annual Report”), which will be filed with the Securities and Exchange Commission (the “SEC”) in the month of May 2022. We also consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

[No Text Below]

Yours Sincerely,

/s/ Commerce & Finance Law Offices
Commerce & Finance Law Offices